EXHIBIT 99.2

Q4-2003 Earnings Conference Call Transcript

January 29, 2004

1:00 pm Pacific Time

Operator:	Good afternoon, my name is Amedris and I will be your conference facilitator today.

At this time, I would like to welcome everyone to the Autobytel Fourth Quarter Fiscal Year 2003 Conference Call. All lines have been placed on mute to prevent any background noise.

After the speaker’s remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.

If you would like to withdraw your question, press the pound key. Thank you. Mr. Printer, you may begin your conference.

Hoshi Printer:

Thank you, Amedris. Good afternoon and thank you for joining us today to discuss Autobytel’s earnings for the fourth quarter of fiscal year 2003. With me is Jeffrey Schwartz, President and CEO of Autobytel.

We will begin with highlights of the quarter and the year and a review of the financials. Jeffrey will discuss the business and then we will open up the call for questions.

Today’s conference call, including the question and answer period, projections, or other forward looking statements regarding future events and the future financial performance of the company, are covered by the Safe Harbor statement contained in today’s press release.

We would like to caution you that actual events or results may differ materially from those forward looking statements. We refer you to documents the company has filed with the SEC, specifically the Form 10-K for the year ended December 31, 2002.

These documents identify the principle factors that could cause results to differ materially from those forward looking statements. With that, I’d like to turn the call over to Jeffrey.

Jeffrey Schwartz:	Thank you, Hoshi and welcome to Autobytel’s Fourth Quarter Conference Call. I’m pleased to report continued progress in the financial performance of the company.

Today, we report Q4 revenue of $23.9 million and net income of $3.8 million or 9 cents per share. During the quarter, our cash balance strengthened by $2.7 million and we closed the quarter with $62 million on hand and no debt.

As you might imagine, we’re very pleased with the quarterly and full year results we are reporting today. In 2003, we generated $7.4 million of net income or 20 cents per share compared to a net loss of $20.7 million or 67 cents per share in 2002.

It was a banner year for Autobytel. Our first full year of profits in the company’s nine year history and one which reinforced to us that there are no shortcuts to accomplishment and that orderly progress is best achieved by focusing on the long term character and quality of the business. Each year on this call I outline management’s goals and objectives for the upcoming year and discuss how we scored against our benchmarks for the prior year.

In 2003, I told you that we would work to consolidate our operating gains, leverage our core business, and extend our reach and leadership in automotive marketing services. As we close out the year, I’d like to offer some thoughts on how we scored.

My remarks later in the call will highlight the areas of focus for 2004. On consolidating operating gains, we told you that we would work to reduce program dealer cancellations in our core business by one third and we did.

During they year, churn decreased from 60% to 38%, as we successfully realigned our sales and support efforts and focused on product improvements. In Q4, churn decreased to 29%, our lowest rate in two years and we added almost 200 dealers to the program.

As we eliminated unprofitable relationships in 2003, we have seen steady improvements in pricing and margin. Year over year, revenue per purchased request increased 23% from $21 to $26 and gross profit per purchase request increased 31% from $13 to $17.

Adding dealers while improving pricing and the margin, demonstrates that we are seeing a favorable alignment of our marketing, sales, and product efforts. On financial leverage, in 2003 we began to experience the unique financial benefits of our business model.

For the year, we generated $7.4 million of profits and had an 8% net income margin. When you view the results from a contribution margin perspective, our progress is even more pronounced.

In Q3 and Q4, we dropped about 40% of incremental revenue to the bottom line. On extending our reach and leadership position in automotive marketing services,

during the year we began to deliver on our strategy of providing a broader array of marketing products to the industry.

Last June, we acquired AVV and its best in class CRM product and finished the year with over 5,000 franchises using our sales automation tools. Adding a national account with Mitsubishi during the fourth quarter further strengthened our leadership position in this important area.

We made impressive progress with RPM, our customer loyalty and retention marketing product, growing revenue and dealer count, and now have 10 automotive manufacturers who endorse and co-op the program.

With these relationships taking hold, this is an important area of growth and expansion in 2004. We also extended our market as a percentage of total U.S. new car sales. In 2002, about 5% of U.S. new car sales were from consumers who submitted a purchase request on Autobytel.

In 2003, this number increased to about 6% representing $28 billion in gross market sales. So, when the score is tallied for the year, it’s a clear win for Autobytel. We delivered on what we set out to do in 2003.

Operations have improved, margins are expanding and our leadership position is deepening in our core business and extending into new products and services.

After Hoshi reviews the financials for the quarter and prior year, I will highlight key areas of accomplishment for the year and discuss management’s focus and objectives for 2004. Hoshi.

Hoshi Partner:

Thank you Jeffrey. Consistent with the guidance that we have provided you in the past, I am pleased to report that this is our fifth consecutive quarter of record net income and our sixth consecutive quarter of cash generation. You are beginning to see the pattern of consistent performance that we have delivered for the last six quarters.

Let me begin with cash. The cash balance increased by $2.7 million from $58.9 in Q3 to $61.6 million in Q4, including cash, cash equivalent, and short and long term cash investments.

Included in the cash from operations of $2.7 million was a cash repayment of half a million dollars for a settlement with an ex-employee of Autoweb. A year ago, the cash balance was about $28 million versus about $62 million today, including $25 million from the private placement in June 2003.

The continued cash generation of the business remains the high point of the business, and I am pleased with our progress in this area. Going forward, we expect to generate cash from operations every quarter in 2004.

Consistent with our past pattern, the cash generation in the first quarter will be lower due to recurring annual payments such as insurance renewal and the annual dealer convention, or NADA, which Jeffrey will discuss in greater deal.

Operating income increased sequentially by 79% from $1.6 million to $2.8 million. The main reasons for the $1.2 million increase in operating income include a 4% increase in revenue, increased costs of traffic acquisitions, expense reductions in areas such as product development, and a reduction of the bad debt allowance.

Net income increased sequentially from $1.7 million in Q3 to $3.8 million in Q4 and the corresponding EPS increased from 4 cents a share to 9 cents per share. Besides the items that affect operating income that I just stated, there is other income and expense of $978,000 that includes the benefit of $762,000 due to settlement with a former Autoweb employee of which $500,000 was in the form of cash and the remaining was other consideration.

For 2003, net income was $7.4 million or 20 cents per share versus a net loss in 2002 of $20.7 million or 67 cents per share. This improvement reflects management’s discipline in operating the business profitably and the leverage that exists in our business as we grow revenue.

We achieved record revenue of $23.9 million, a 4% sequential increase over the third quarter and a 20% increase over the same quarter of 2002. For the year, revenue came in at $88.9 million, a 10% increase from the $80.9 million that we recorded in 2002.

Let me begin with the lead generation area, which is comprised of sending leads to retail dealers, dealer groups, and automotive manufacturers. To properly understand the program fee and enterprise revenues, I will first discuss the metrics that drive those numbers.

By now, many of you are familiar with the funnel concept that we have discussed in the past. To elaborate on that, consumer traffic jumped 31% sequentially with an average of 8.4 million visitors per month to our site in the fourth quarter.

Of those, approximately 1 million visitors submitted purchase requests. We scrubbed out 194,000 leads that did not meet our quality standards. Additionally, we could not place 61,000 leads because we did not have a dealer in that area.

Sixty-one thousand represents the lowest number of unplaced leads in 2003 and is indicative of the corresponding increase in the dealer network. We monetized the remaining 765,000 purchase requests.

This volume was slightly higher than in Q3 and is the first time in eight quarters that we have increased the number of purchase requests. In 2003, we delivered approximately 3.1 million purchase requests.

Our goal for 2004 is to deliver approximately 3.5 million purchase requests. The mix of those leads was different in Q4 versus Q3. In Q4, 66% or 506,000 went to the retail dealer network compared to 71% or 548,000 in Q3.

The remaining 259,000 leads went to the OEMs in Q4 versus 216,000 in the third quarter. Some manufacturers were particularly aggressive during the quarter as they worked with Autobytel to drive their market share towards the end of the year.

Given the progress we are making on the retail side of our business in adding dealers, we anticipate the retail mix increasing in 2004. There are three representative metrics that would demonstrate that the mid-year sales realignment and our focus on dealers are yielding positive results.

The retail dealer count increased from 5,097 at the end of Q3 to 5,283 at the end of Q4. We net added 186 dealers in Q4 versus 89 dealers in Q3. This is the second consecutive quarter that we have net added dealers.

You may recall that the dealer churn in 2002 was 60% and it was management’s intent to reduce it by a third. In the fourth quarter, we achieved that goal and the churn dropped to 29% annualized.

The percent of repeat dealers added to our program increased from 36% in the first quarter of 2003 to 44% in the fourth quarter. The net revenue per purchase request from retail dealers increased from $24.56 in Q3 to $26.86 in Q4 and up from $21.38 a year ago.

The above metrics resulted in the total program fee revenues increasing sequentially from $14.5 million in Q3 to $14.7 million in Q4 and a 12% increase from Q4 of 2002.

For the full year 2003, program fees declined to $56 million in 2003 versus $58 million in 2002. However, as we demonstrated in the last two quarters, we have stemmed the erosion of the program dealer count and have begun to increase the quarterly revenues and program fees.

As I noted earlier, we expect to draw additional purchase request volume in 2004. So, we anticipate this area of our business returning to growth in the coming year. Enterprise sales revenue increased sequentially from $4.1 million to $4.3 million due to higher purchase request volumes as I stated earlier.

For the full year 2003, enterprise revenue was up 45% from $10.5 million to $15.2 million. Most of that growth came from the leads we sent to the OEMs and a small portion was from AVV.

Website advertising revenue regained its momentum and we delivered $3.2 million in Q4 versus $2.8 million in Q3. During the fourth quarter, CPM was at $44. Full year advertising revenue increased almost 50% from $7.9 million in 2002 to $11.8 million in 2003 and CPM increased from $23 to $38.

The last category of revenue, other products and services, comprises primarily of RPM and a small portion of AVV. RPM revenue continued to increase and we finished the year with 379 dealers on the program.

I am pleased that we now have 10 automotive manufacturers endorsing and cooping the program so our growth prospects for 2004 in this area appear significant. Beginning in the fourth quarter of 2004, we intend to change the presentation of the revenue categories on our financial statements.

Our current presentation is in four categories, program fees, enterprise sales, advertising, and other products. These categories were created a few years ago and have served us well.

However, as the company has evolved and for increased investor comprehension and to align with the way we operate the business, we will modify these categories.

Starting in Q1 2004, we will report in four categories, lead generation, advertising, CRM services, and data and other products. Under the new presentation, the Q4 2003 revenues of $23.9 million would have been reported as $16 million in lead referrals, $3.2 million in advertising, $3.4 million in CRM services, and $1.3 million in data and other products.

Turning to expenses, total expenses declined sequentially from $21.5 million in Q3 to $21.1 million in Q4 and reflects the wind down of costs associated with AVV integration.

Sales and marketing expenses increased slightly from $13.3 million in Q3 to $13.4 million in Q4. Included are traffic acquisition costs, which increased in the fourth quarter because of a more competitive acquisition environment in what is generally a slow quarter for automotive sales.

As stated before, we revised our estimate for bad debt reserve and lowered the allowance by $917,000 to $800,000. We reduced the allowance based on our experience in 2003 of a lower level of bad debt write off due to aggressive collection efforts, improved customer relationships, and increased quality of purchase requests and services delivered to our customers.

We are very pleased with our progress in this area and believe that this level is sustainable going forward. Product and technology development costs declined from $5.4 million to $5 million as we wound down the integration of AVV.

Going forward, we expect that these costs may increase modestly. G&A expenses increased by a tenth to $2.8 million. In 2004, G&A costs will increase to reflect implementation of Sarbanes Oxley requirements and specifically the 404 attestations.

In prior calls, I had indicated that capital expenditures for the second half of 2003 would be between $1 to $1.1 million. We ended the second half with $900,000 in CAPEX for normal spending and for AVV integration.

Going forward, we expect CAPEX to be between $300,000 to $500,000 per quarter. Depreciation and amortization increased from $673,000 in the third quarter to $708,000 in the fourth quarter.

We expect D&A to increase gradually in 2004 to about the $860,000 level per quarter. Head count in the fourth quarter remained essentially flat at 333. Gross DSO increased by one day from 48 to 49 days and the net DSO increased from 33 to 40 days because of a change in bad debt allowance.

We expect the net DSO would probably be in the low 40 range for 2004. That concludes my remarks on the financials. Jeffrey will now discuss the business. Jeffrey.

Jeffrey Schwartz:

Thank you, Hoshi. I’m pleased with the consistency of our results and the unique leverage in the business. Before I turn my attention to areas of focus and leverage for 2004, I’d like to highlight and reinforce a few key trends and accomplishments during the year.

The milestone achievement for the business during the year was returning growth to our core business. After nearly three years of eliminating unprofitable and noncompliant dealer relationships, I’m happy to report that our dealer count is now growing in a more predictable fashion.

In the fourth quarter, a record 44% of added dealers were repeat customers, which is a very positive sign. There are no short cuts to accomplishment. So, I’m pleased that we had the discipline and financial resources to lay the foundation for the strategy that we believe wins in the market place over time.

Our relationships with the manufacturers continued their growth during the year. In our lead generation business, we added about 4,000 dealers to the program, as we strengthened our relationship with existing customers and added programs with the likes of Lexus, Mitsubishi, Mazda, Volvo, Volkswagen, and Isuzu.

There is no question that the automotive manufacturers are beginning to embrace Internet marketing as an effective way to sell cars, which is logical given that more than 2/3’s of all car buyers visit the web to research and shop before they buy.

Autobytel is the most visited new vehicle research and buying site. So, as manufacturers increasingly adopt the Internet, they look to Autobytel. Our advertising business grew at nearly 50% last year as we saw the beginning signs of a more aggressive migration of media spending from radio, print, and television to the Internet.

As a reminder, the Internet still accounts for only 2 to 3% of automotive marketing dollars but is expected to grow rapidly over the next three to five years as a percentage of total media spend.

Given our unique positioning with the leading traffic, the largest network of participating dealers, and innovative media products, we anticipate continued growth in advertising.

Our CRM business grew at 50% last year. This market is primed for significant growth and given our leadership position, we expect to sustain aggressive growth rates in the coming year.

The near term financial benefits of this business are terrific. But, the longer term strategic implications of our entry into this market get me very excited. By providing a broader array of marketing products, our customer stickiness has increased.

Case in point, during the fourth quarter, Autobytel customers who are using two of our products, churned at an annualized rate of 8%, a level three to four times lower than that of our single product customers.

So, as the utilization of our product drives process and delivers results, we will be able to more deeply penetrate our customers’ interactive marketing spend.

Now that we have more than digital marketing to offer our customers, we can more aggressively tap into the vast marketing dollars that are not currently being allocated to interactive marketing and media.

The automotive marketing world is slowly changing from unmeasured to measured media and from analog to digital content. Autobytel is well positioned for these trends.

Our data and applications business made strides during the year and a key accomplishment was to capture operational and product synergies by relocating this division from Massachusetts to our California offices.

The unit developed our Spanish language content in 2003 and according to Com Score Media metrics, Autobytel is now the most visited new car research and buying site among U.S. Hispanic Internet users.

We feel good about this business and believe that it remains an important and valuable contributor to our overall strategy. On the consumer side of the business, we made significant progress during the year on the quality and content of the web site.

We successfully launched a new site during the year, which improved site stickiness and conversion, launched new features including reliability data, and free vehicle buyers guides and made important progress indexing our vast content across the world of Internet search.

To this point, we have seen page views as a result of free search engine traffic increase 300% Q4 2003 over Q4 2002. There is great promise here.

As we begin a new year, it’s an opportunity to highlight areas of management focus and attention.

As I have done on this call and each previous call, I will report on these areas of focus and ask you to measure our progress throughout the year. I will highlight five key areas of focus and leverage for the coming year.

First, in the core business, our goal for the year is to add approximately 750 new dealers to the program. Our expectation is that much of this growth will come in the form of our flex model and that our used car business will be a major contributor.

Our expectation is that we can grow total monetized purchase requests by about 15% to 3.5 million during the year. As part of this effort, we will remain focused on the used car side of the business.

To get you current, during the quarter we doubled the inventory on the site to 250,000 cars with the addition of Ford Direct to the program. And, in January, we launched a new program with Lexus to highlight their certified pre-owned or CPO inventory.

We expect to add additional manufacturers to the CPO platform during the year. Second, in the CRM segment of the business, we expect to add approximately 1,000 new dealers during the year.

We will focus efforts on improving and better integrating the web control and RPM platforms, enhancing the showroom and CRM functionality of web control and driving the sales prospecting side of the RPM business.

Third, in the marketing area, the key focus continues to be optimizing our search engine placement and increasing the total percentage of traffic that is direct to site or is free from a customer acquisition standpoint.

Today, that stands in the 12% range. And, we are focused on driving it to about 20% on an exit basis in 2004. As a reminder, each percentage point improvement brings huge leverage to the bottom line.

A fourth area of focus during 2004 will be to drive our market share as a percentage of total vehicle sales. Recently, we had our purchase request data analyzed by a respected independent organization and their findings corroborated several years of Autobytel survey data.

In 2003, about 6% of U.S. new car sales were from car buyers who submitted a purchase request on Autobytel, which represents about $28 billion in gross market sales. Our goal for the coming year is to increase that by 1 full percentage point to around 7%, which should increase our sales generation by an additional $4 to $5 billion.

Today, 1 in 17 new car buyers in the U.S. submit a request at Autobytel. So, our goal of driving 1 in 10 new car sales is well within reach in the coming years.

As part of this effort, we’re now focused on increasing the number of consumers who receive multiple quotations from Autobytel dealers. This percentage currently stands at around 9%.

And, our goal is to double this percentage on an exit basis in 2004. This should increase close rates, improve the consumer experience, and add additional leverage to our bottom line, as we multi-monetize consumer purchase requests.

And, fifth, in the area of acquisitions, we expect 2004 to be an active year. We are currently in discussions with a number of potential partners and feel that there are deals to be done that could add to earnings and the strategic position of the company over time.

We have found that there can be substantial revenue and expense synergy in some of these opportunities. You should have an expectation from management to use its available capital resources to drive revenue, earnings, and the overall strategic position of the company in 2004.

Today is an opportunity to look back but tomorrow we go to Las Vegas for the annual dealer convention or NADA and look forward to the upcoming year.

We will announce our annual consumer choice awards honoring the most requested vehicles on the Autobytel sites, launch our gold medal dealer program, which recognizes and rewards dealers who achieve high standards of customer satisfaction; and launch several new products, including Dynamail and a do not call product, which are both great additions to our CRM platform.

We will also launch a premium pre-owned product for dealers to highlight their inventory on our sites. I’ve been to NADA five times now, and I’ve never been so proud to represent the company as this year.

Let me conclude with two final thoughts. First, we expect a bit of tailwind for the business in 2004, as automotive sales continue at their robust levels. Most estimates are for sales in the 17.2 million range, which represents good growth from 2003 levels, which came in around 17, 16.7 million units.

We feel quite confident of our ability to execute our business plan in the current sales environment. Of course, continued consumer adoption of the Internet provides an accelerator to the secular growth we see in the market.

So, even if sales taper off a bit, our growth should continue on pace. My final thought is around the financial performance of the company in 2004. We expect to increase revenue organically in the 15 to 20% range during the year and continue to experience the contribution margins previously discussed.

We believe that there is up side to these numbers if we are successful in our strategic initiatives. Thank you for your continued support of Autobytel. I would now like to open the call up to questions. Operator.

Operator:	At this time, I would like to remind everyone, in order to ask a question, please press star then the number one on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from Mark May with Kaufman Brothers.

Mark May:

Hi, thank you. I have several questions. Cut me off when you want to. The first one has to do – it sounds like the emphasis – there’s several emphasis for this year. But, one of them is in the used car area.

Just wondering, can you talk a little bit about the pricing for a used car, in addition to, you know, looking to add a quarter of a million – I’m sorry, that’s not the number. But, in addition to adding inventory, can you talk about the pricing there?

The second question, is there a lag in the number that you put up in terms of the number of dealers that you have? And, is there a lag between that, putting the inventory on and then eventually monetizing that, so that the net increase we’ve seen in the last two quarters. Is there a lag in seeing that actually show up on the P&L?

And, I guess, for Hoshi, looks like the net margins were around the 16% level in the fourth quarter. I’m wondering, where you think that could go by the fourth quarter of this year? Thanks.

Jeffrey Schwartz:	How you doing, Mark. This is Jeffrey.

Mark May:	Hi, thanks.

Jeffrey Schwartz:

On the used car side of the business, we’ve improved pricing substantially over the last year. It used to be that the purchase requests on the used car side of the business were in the $12 to $13 range. Today, they’re tracking pretty consistent with new car, a little bit below, but probably in the $23 to $24 range.

So, we feel good about the work we’ve done on the used side in pricing. And, we’ve done it in relatively short order, at about a year. Second point, is to the inventory on the site.

We’ve made substantial progress there. We added a marquee account, one of the manufacturers came on with about 150,000 cars. So, we’ve almost – we more than doubled rather the inventory.

And, there is some lag in order to get the inventory published, get it displayed properly, and get it distributed and marketed. So, you’ll see, I think, the benefit of that coming in the next couple of quarters of that inventory. And, Hoshi can answer the question about net margins.

Hoshi Printer:

Hi, Mark, this is Hoshi. Mark, the 16% net margin in Q4 going forward, what I would tell you is that I think we are consistent with the guidance that we gave you earlier, last quarter, which is – our intent is to double the net margin exiting fourth quarter of 2004, which means last quarter, we put in 7%. We are – we anticipate going up a year at about 14%. So, you will see a continued growth in the margin.

Mark May:

Just also for one more question, you’re beginning performance coaching, which seems like it would be – could you just talk a little bit about that? How important you think that is? And, what ultimately the impact of that program could have on your business?

Jeffrey Schwartz:

Yes, I think, I alluded to this in my script, Mark. And, that is when our customers are using multiple products of Autobytel and it might be our lead generation product along with our sales automation tool, literally the churn goes down by about 75%.

So, if you looked at the multi-product churn in Q4, it was about 2%. And, the single product churn in Q4 was about 7.2%. So, dramatic, dramatic impact for us to get in there and coach the dealers and get them, frankly, using multiple products. So, the impact is significant, mostly I would say, from a- from the perspective of sell through, being able to sell through multiple products.

Mark May:	Great, thanks a lot.

Operator:	Your next question comes from Mark Argento with ThinkEquity Partners.

Mark Argento:

Good afternoon. I have a question regarding – and, what your thoughts are as far as continuing to build the brand, the Autobytel brand. And, more specifically, you know, thoughts on how you could pull to that, either offline advertising or other media?

And, the second question, looking at your advertising business, what part of your inventory are you guys, you know, currently at as far as sales? Are you utilizing 80% of your inventory? Is it higher than that? And, what can you do to grow the actual, you know, your inventory as well given, you know, kind of the dynamics that if you can do 15 or 20% organic growth?

Jeffrey Schwartz:	Mark, this is Jeffrey, how are you?

Mark Argento:	Very good, thanks.

Jeffrey Schwartz:

The – on the issue of the brand, yes, we’re looking at a number of things right now. As you may know, we have not done traditional media marketing for the brand in 2.5 years. And, so we’ve – we’re doing most of our marketing online today.

So, we’re currently looking at that. We’ve been, in fact, in the market testing some creative and will report back to you on how that works. So, certainly traditional media is an opportunity.

And, we’re also looking at and playing around with the number of less traditional marketing and brand awareness type programs, like guerilla type marketing programs and a lot of participation at the automotive shows and things like this.

So, of course, on the enterprise side, Mark, the brand is incredibly strong. So, you know, across automotive retailers and the manufactures, it’s a highly ubiquitous brand but always trying to build mind share with consumers.

And, relative to advertising, we’re currently running at about 60 to 70% of inventory sold. So, there is opportunity there. And, as we focus on bringing more consumers to the site, there’s more opportunity for sales there.

Mark Argento:

And, just a quick follow up, as far as the amount of traffic that’s coming directly to your – to the Autobytel or the auto website, what is that – is that trending higher/lower quarter over quarter of just in general?

Jeffrey Schwartz:

Yes, it’s a positive trend, as we continue to work with the search engines and things like this. The vast majority of the consumers that we transact with, the business, the Autobytel, or auto web site, so what we’re really focused on, Mark, is getting them to the site less expensively or frankly for free through some of this brand building activity and some of the natural search activities that are out there on the Internet.

Mark Argento:	Great, thank you.

Operator:	Your next question comes from Robert Raede with Raede Capital Management.

Robert Raede:	Hi guys.

Jeffrey Schwartz:	Hey Rob.

Hoshi Printer:	Hi Rob.

Robert Raede:	Well, if no one else is going to say it, I will, nice quarter.

Jeffrey Schwartz:	Thank you.

Robert Raede:	And, most of my questions have been asked and answered. But, did you guys give a revenue, average revenue per dealer number that I missed?

Hoshi Printer:	No, we did not. But, essentially, the average revenue per dealer number has remained almost flat in Q4 since Q3 of $800 plus, $800/$850 range that has remained almost flat.

Robert Raede:	Okay, that’s it. Thanks a lot.

Hoshi Printer:	Thanks Rob.

Operator:	Your next question comes from Peter Mirsky with Oppenheimer.

Peter Mirsky:

Thank you very much. Wondered if you guys could talk a little bit, to the extent you can, about what you’re seeing for January trends so far, whether it’s traffic, whether it’s transaction or lead requests?

Also, I noticed in the press release, you didn’t break out the, excuse me, the dealer add for AVV or I-Manager. Wondered if you could just give us a sense for where those might have gone?

Jeffrey Schwartz:

Yes, Peter, this is Jeffrey. I’ll speak to the January trend. The January trend thus far is as expected, very robust. You know, typically the business, you know, there’s – the fourth quarter is typically a slow automotive sales quarter.

And, as we’ve told you in the past, the business starts to build in January and builds all the way through pretty much to July. And, then we go through a little bit of a slow period towards the second half of the year there.

So, business is building well. Traffic is going well. Continue to see the positive signs on the cancellation front and also on the dealer add front. We’re rolling into NADA tomorrow with a tremendous amount of energy and excitement and expect it to be a very good show and a lot of commercial activity there for us. So, you know, the trend looks good. Relative to the dealer adds, Hoshi can talk about that.

Hoshi Printer:	You know, we’ll be adding about – we have added about 200 dealers in Q3. And, we’ll be adding another 200 dealers in Q4. And, we added another 200 dealers in Q4 on the AVV side.

Regarding I-Manager, I think, as we move forward, I-Manager and AVV will be coming closer together. And, so I do not know whether that is more – is relevant any more to talk about I-Manager separately. But, I can tell you that AVV is definitely adding dealers at a clip of about 200 a quarter.

Peter Mirsky:	Okay, and just a quick follow up, if I may. Could you just remind me, Hoshi, the margin on used cars versus new?

Hoshi Printer:

The margins are the same. The gross profits are a little bit different. The gross profit is a little lower. But, the margins are almost the same on the used car side, as on the new car side. We get a little bit less. We get about $20 on the revenue side versus about net of $24/$25 on the new car side. But, the cost per purchase request is also lower.

Peter Mirsky:	Great. Okay, thanks very much.

Hoshi Printer:	Okay Peter.

Operator:	Your next question comes from Frank Gristina with Avondale Partners.

Frank Gristina:	Thanks, hi guys, how’s it going?

Jeffrey Schwartz:	Hi Frank, how are you?

Frank Gristina:	Good, good congrats on the quarter. A couple of questions, what percent of the customers – Jeffrey, you mentioned a lot of customers that use two or more products are more willing to renew, etc.

What percent of your customer base currently use two or more products? That would be the first question. And, if you can drill into that? Or, is it, you know, customers who are buying leads are using web control? Or, you know, which – what’s the obvious bolt on for this customer.

And, then if you could talk a little bit more about the used car products since it is such a large market. But, explain how your product is different from some really tough competitors out there, like Auto Trader and giving E-Bay its due. Explain the difference between your product and theirs?

And, then Hoshi, if I could get some clarification, you may have touched on this. But, the $745,000 in other income about 2 cents on the bottom line. Where was that from?

Jeffrey Schwartz:

Okay. Frank, let me start with used. As you saw, we got some good pick up on the used car side of the business in Q4 with the addition of a lot of inventory. And, in January launched Lexus CPO and would expect to launch additional CPO with inventory.

The way our business is different, there’s basically three business models out there. There are two companies that our both affiliated with newspapers owned by newspapers that have classified models for obvious reasons.

And, there is one company that has an auction model and then Autobytel. And, we have a lead generation model. So, the way our model is different is that typically we sign a dealer up.

We publish the inventory. We tell him what he can expect in terms of the number of purchase requests. And, then we charge him as we perform. It’s a pay for performance model.

Frank Gristina:	But, they don’t have to pay to publish their inventory?

Jeffrey Schwartz:

Typically not, yes. We do have a model where they can pay a fixed rate to publish the inventory. But, 75% of the new business, Frank, coming in is the pay for purchase request model, which is fine because, you know, we feel quite confident in our ability to market the product.

Get consumers into the transaction, provided the inventory is good and well priced and things like that. So, we think that that is a good – we think that that’s a good model. J.D. Power has said that we’re number two in terms of sales generation, the number of leads that we provide to the dealers.

The close rates typically tracks in the 21 to 22% range. It’s a very good product. We keep the inventory plain. We post it and put it up every night. So, we stand by our product.

We think it’s a very good model. And, we think, that with the addition, for example, of some of this premium, the premium listing that we’re announcing at

NADA, that’s it’s a model that we can really grow the business with going forward.

Frank Gristina:	Great. And, then at what percent of the customers are using two or more products? Can you give that out yet?

Hoshi Printer:	Frank, I can give you an estimate of how many use more than one product. Just about a third of our dealers or a third of about the 29,000 dealers that we talk about use more than one product.

Frank Gristina:	And, is the second product typically, you know, web control or going forward, I-Manager or web control?

Hoshi Printer:	It will be an AVV product. Because, that’s the one we are talking about, either AVV or RPM. So, it’s a CRM product.

Frank Gristina:	Great, so is there a way to determine what percent of the customers that are currently buying new car leads are signed up to buy used car leads yet?

Jeffrey Schwartz:	It’s a very small percentage. You know, we have about 1,200/1,300 dealers on the used car program today, as compared to something over the 20,000 franchises on the new car program.

Frank Gristina:	Great.

Jeffrey Schwartz:	So, there’s, as you might imagine, tremendous sell through opportunity here for us.

Frank Gristina:	And, then the $745,000, if you already mentioned it, I apologize.

Hoshi Printer:

That’s okay. Okay, what I said was on the $745,000, half a million was for cash and the other one was for a different consideration. And, this was an agreement with, pardon me, a settlement with an ex-Autoweb employee. So, those are the two parts to the $745,000.

Frank Gristina:	Okay, thanks very much.

Hoshi Printer:	Okay, thanks Frank.

Operator:	Your next question comes from Justin Martos with Weiss, Peck & Greer.

Justin Martos:	Yes, hi I just wanted to get a little bit more clarification on the advertising side. How do you see 2004 playing out on the advertising field?

Jeffrey Schwartz:

I think, it’s another year of growth, Justin. You know, we grew the business 50% last year. And, you know, it’s still too early to tell exactly how the year is going to unfold. But, we feel very good about it. We had a good up front, gives us some momentum going into the year. Traffic is doing well, besides performing well. So, we feel pretty good about it.

Justin Martos:	What do you think the CPM is going with the, as you said, it went pretty well for this quarter?

Jeffrey Schwartz:

Yes, the – you know, CPMs jump around. So, it’s difficult to forecast them with exact precision. And, they’re not perfectly linear right. But, they came in at around $44 in Q4. You know, we would expect that they stay in the $40 range.

Most analysts suggest that in this category, CPMs over time, target the media like we’re delivering probably closer to $50 than $40. And, you know, we feel confident about that trend. And, it seems to be holding true in our own business.

Justin Martos:	Thank you.

Operator:	Your next question comes from Peter Treadway with Tracer Capital.

Peter Treadway:	Hey guys, how are you?

Hoshi Printer:	Hi Peter.

Jeffrey Schwartz:	Hey.

Peter Treadway:

Quick question regarding the anticipated growth, just from your own sites from the 12% you said to ideally 20% by the end of 2004. Can you talk about the impact on your sales and marketing expenditures that we’re going to see, as you make that change? And, how much do you think you’re going to have to devote to that?

Hoshi Printer:

Yes, this is Hoshi. Okay, what I would tell you, first of all, is we have our gross margin is about 55% typically. In other words, we get a revenue of about $24 net per purchase request for the cost of about $9.

So, obviously, as we improve that percentage, for every percentage point that drops down to the bottom line. In other words, we would not have to spend $9 per purchase request.

So, you’re looking at additional putting out, you know, additional 40%, margin dropping to the bottom line for every percentage point that we move. So, we go from 12 to 13% and so on. So, you can get a sense from the dollar value that I just told you, we would not have to spend $9 per purchase request.

Peter Treadway:	But, how about in terms of just driving people, the sales and marketing, to get people to go to your own site as opposed to affiliate purchasing? Same thing?

Hoshi Printer:

That was the question, I think, that was asked earlier. And, Jeffrey answered the question saying, what are we doing on in terms of offline advertising, etc., that’s what we are doing in order to drive more people directly to the site.

Peter Treadway:	Okay. And, the other question was, in terms of your program dealer growth, how much of that has been conversion of AVV, some of the AVV dealers that you guys added in, I think, it was June.

Hoshi Printer:	Because, that conversion right now, at least in Q4, was, I would tell you, quite minimal.

Peter Treadway:	Great.

Hoshi Printer:

As we go forward, we may not obviously will like to leverage that one. But, in Q4, it was minimal. So, most of that growth was coming from dealers that are signing up with the, if you made the program, the fee side.

Peter Treadway:	Great, that’s it, thanks guys.

Hoshi Printer:	Thanks Peter.

Operator:	Your next question comes from Richard Fetyco with Merriman and Company.

Richard Fetyco:

Hey, good quarter guys. Just a couple of questions. How many sales people did you have at the end of the quarter? And, how does that compare to prior quarter? And, how does that break down between new and used?

Hoshi Printer:	Okay, we had about 90 people, almost close to 100 people on the sales side and sales support side. And, that number increased only slightly in Q4. In Q3, as you know, when we announced our results, we said that we had realigned our sales force in the second – in the third quarter, June/July timeframe.

So, that’s when we added the sales people. So, between Q3 and Q4, there has not been a massive change in the sales head count. So, I would say between sales and sales support, it’s between 95 to 100 people, across all sales forces.

Richard Fetyco:	And, do you break them down between new and used?

Hoshi Printer:	The way it works is the telesales force handles both the new and the used. So, it’s difficult to say – a portion. In other words, it’s the same group of people that handle both new and used.

Richard Fetyco:

Thank you. One other question, you mentioned sort of a little bit of an increase in traffic acquisition or, I guess, lead cost, lead generation cost. Could you sort of get into that? What kind of better brushes you’re seeing out there? Is this just a fourth quarter type of event?

Jeffrey Schwartz:	Yes, Richard, this is Jeffrey. I think, it was somewhat anomalous, somewhat isolated in the fourth quarter. It was a – typically, fourth quarter’s typically a slow automotive sales quarter.

And, at the same time, we had a tremendous amount of activity with our OEM accounts coming to us saying, hey look, you know, the sales are slow, we need you to help us drive market share, which is the good news, right.

So, we’re now viewed as a meaningful way for the manufacturers to drive market share. And, as a result, we went out – we were quite aggressive in the market place and others were as well to keep up.

And, I think, it just heated up the whole market place for the quarter. We see things settling down in January. And, generally don’t view that as a long term trend.

Richard Fetyco:

Okay, great. And, finally, I think, I missed a close rate. And, I was pleasantly surprised by the strength in pricing, which obviously the closing rate drives that to some extent. Could you remind me what the close rate was in the fourth quarter and where do you see that trending?

Jeffrey Schwartz:

Yes, flat at 17% and as you know, we’ve had good success keeping it in the 17% range. So, we feel good about that. You know, Richard, another way to look at the close rate – and, I reference the fact that we sent a good portion of our data out to have it analyzed by a very respected third party.

If you look at the total number of car buyers, of all those people who are submitting purchase requests on the site, it’s about 38%. So, about 38% of the people submitting a purchase request on Autobytel go on to buy a car in 90 days.

And, you know, of course, you know, Richard, we’re looking at about a 10 day snap at it. So, we’re going to be re-thinking the way potentially we report on and measure close rates. Because, it’s capturing it after 10 days is not illustrative of the value that we’re providing.

Richard Fetyco:	Right.

Jeffrey Schwartz:	We’ll be talking to you about that throughout the year.

Richard Fetyco:	Okay, and then finally on the market share you mentioned, 6% or so.

Jeffrey Schwartz:	Yes.

Richard Fetyco:

Or 5% of all new cars sold actually go through Autobytel. But, you don’t capture necessarily – or, I should say, not all of those deals – interested consumers or requests end up buying the cars from your dealers. But, that’s – assuming this 38% close rate, right?

Jeffrey Schwartz:	Yes, that’s right.

Richard Fetyco:	Okay, so that’s the opportunity, though.

Jeffrey Schwartz:

Yes, that’s the opportunity, right. Because, you know, we’ve been collecting this data for three years. And, the close rate, the number of total close rates in that 10 day period has not been lower than 39% and has not been higher than 41%.

So, to actually run the data against the DMV registration records and come up with 38%, you know, it’s pretty similar, right. So, what we just have to continue to do, Richard, is improve, you know, the execution and marketing of our current customers and make sure they get more opportunity there.

Richard Fetyco:	Got you, thanks.

Jeffrey Schwartz:	You’re welcome.

Operator:	Your next question comes from Jason Harinstein with Deutsche Banc.

Jason Harinstein:	How are you?

Jeffrey Schwartz:	Hi Jason.

Hoshi Printer:	Hi Jason.

Jason Harinstein:

I had a couple of questions. But, first is on the advertising side. Can you talk about to what extent the boost we saw on the CPMs was driven by make shift to some of the scarcer inventory like featured model versus just an increase in kind of overall commitment by the OEMs to allocate marketing dollars online?

Jeffrey Schwartz:	Yes, I would tell you that a good portion of it was driven by sponsorship dollars. So, I think, you got it right, Jason.

Jason Harinstein:

Okay, and then the second question is – we still obviously see a pretty big gap between the 60/70% of people who are researching cars and then, you know, call it 68% who actually submit a purchase request.

Obviously, it would be demographic shift that would drive that, but how do you guys think about practically making changes to the site and other things you could do to drive greater web site conversion?

Jeffrey Schwartz:	Jason, we’re at it every single day. We’re experimenting with new, you know, new navigation, new UI, new content, online real time chat that we’ve launched.

We’re always looking at ways to improve conversion. Of course, we could have a very high rate of conversion on the web site and a very low rate of sales conversion for our customer. We can’t have that. Because, that impacts pricing and margin for us.

But, we’re continually focused on it. Our approach is that, you know, we need to make sure that we’re appropriately qualifying the car buyer before we send them to the dealer, that’s our responsibility.

And, so we can’t get too cute. And, part of this, Jason, just has to happen naturally. Conversion increases over time. And, as you know, it increases because of time.

You know, the longer individuals have used the Internet, the greater their frequency and likelihood and comfort and transacting. And, increases over time, obviously, because the younger demographic, this is the way they transact.

Jason Harinstein:	Great, thank you very much.

Jeffrey Schwartz:	You’re welcome.

Operator:	Your next question comes from Al Kaschalk with MDB Capital.

Al Kaschalk:	Hello?

Jeffrey Schwartz:	Hi Al.

Hoshi Printer:	Hi Al.

Al Kaschalk:	Excellent quarter.

Jeffrey Schwartz:	Thank you.

Al Kaschalk:	A couple of questions, more directed for Hoshi. Hoshi, can you tell us how we should be thinking about core operating expenses either in dollar terms or percentage for 2004?

Secondly, could you remind us, if I missed it, the total head count at the end of the quarter? And, how that’s – how we should be thinking about that as we exit 2004? And, then finally, diluted shares for 2004?

Hoshi Printer:	Okay. In terms of head count, let me answer your second question first thing. In terms of head count, we ended the year with 333, which is almost flat from Q3.

And, we will selectively add head count as we grow revenue. I’m now talking on organic basis only. And, when I say selectively, meaning maybe some in on the sales side and there are two or three key positions that we would like to fill going forward.

So, we may end up with – an about 10 to 15 more people in 2004, okay, scattered across those various functions. Your first question had to do with, I believe the…

Al Kaschalk:	Core operating expenses.

Hoshi Printer:

The core operating expenses, the core operating expenses, I think, I answered that question when I was answering somebody else’s question on the net margin. Our net margin are intended to grow – the net margin from 7% in Q3 which was not last quarter but the quarter before that to about 14/15% exiting Q4 of this year, 2004.

On the revenue side, we have previously given guidance that the revenues will increase, you know, about 15 to 20%. This is the guidance that we just reinforced. So, you will get a sense from those two numbers as to what the operating expenses should be, okay.

And, finally, on the number of shares, it should grow from about 42.7 million shares to about 44 million shares in Q4 of this year, that’s what we are looking at.

Al Kaschalk:	Thank you.

Hoshi Printer:	Okay.

Jeffrey Schwartz:	Thanks Al.

Operator:	Your next question comes from Andrew Lahde with Roth Capital.

Andrew Lahde:	Hi there.

Jeffrey Schwartz:	Hi Andrew, how are you?

Andrew Lahde:	Good, how are you?

Jeffrey Schwartz:	Doing well.

Andrew Lahde:	I believe I heard you mention that you have 10 manufacturers endorsing your RPM program, did I hear that right?

Jeffrey Schwartz:	Yes.

Andrew Lahde:	Can you talk about what that means? What they’re doing?

Jeffrey Schwartz:

Yes, the RPM program is one that’s entirely driven by its manufacturing co-op. So, if you get through the process with the OEMs and I assure you it’s a process that takes some period of time and is rigorous.

But, if you get through that process, then they will pay for 50%, 75%, 100% of the marketing programs for the dealer. They’re incented to do that because they want to drive obviously the OEM parts business through the dealer channel.

So, we’ve gone through this process. Product has been out about five or six quarters. We’re starting to get some nice endorsements. You’ll see some announcements here, hopefully, coming up.

And, what it does is it basically provides the hunting license, Andrew. And, without those co-op relationships – very, very difficult to create the, you know,

the level of awareness for your program. That being said, without most of these co-ops, you know, we’d put 400 dealers on the program in five quarters, so we feel pretty good about it.

Andrew Lahde:	Okay, and do you plan to restate your financial statements to show what it would look like if you had those four new categories?

Hoshi Printer:	Andrew, I’m sorry, I’m missing your question, when you say…

Andrew Lahde:

You said you were going to have a different format for your income statements. And, I was wondering if you were going to restate what you had in the past that show what it would have looked like, if you had those new categories?

Hoshi Printer:

Here’s the way it works from an SEC standpoint – reporting standpoint. Starting in Q1 of 2004, we will report in the new category and then in the 10K, which is next year, we will do all the proper comparisons for the last three years.

Andrew Lahde:	Okay.

Hoshi Printer:	Just to complete my answer, in the quarterly numbers, we will show the appropriate quarterly comparisons.

Andrew Lahde:

Okay, and one last question. You mentioned – I’m not sure what you’d call this. But, the – basically, oh your ad inventory was 67 – 60 to 70% sold. I know, you have a very specific advertising category.

And, I don’t know what you call it but it is the – when you’re basically looking at a particular model, another manufacturer can advertise a comparative model. How – what’s your inventory like in that?

Jeffrey Schwartz:

The inventory is deeper. Yes, the product you’re talking about is what we call DCP, Dynamic Content Placement. And, it’s very deep, low level configuration inventory. There’s obviously not as much of that. But, what we do have is typically sold out.

Andrew Lahde:	Oh, okay. And, that is your highest…

Jeffrey Schwartz:	Oh yes, oh yes. Yes, absolutely, when we give you a number that, you know, 65 to 70% of the inventory is sold that reflects every single page that we produce.

Andrew Lahde:	Right, okay, that’s all I had, great quarter.

Jeffrey Schwartz:	Thanks.

Operator:	At this time, there are no further questions. Gentlemen, are there any closing remarks?

Jeffrey Schwartz:	No, I just want to thank everybody for participating. And, we look forward to chatting with you soon.

Hoshi Printer:	Thank you so much.

Jeffrey Schwartz:	Thank you.

Operator:	Thank you for participating in today’s Autobytel’s Fourth Quarter Fiscal Year 2003 Conference Call. You may now all disconnect.